Exhibit 5.1

May 25, 2018	Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
BG Staffing, Inc.	United States
5850 Granite Parkway, Suite 730
Plano, Texas 75024	Tel +1 214 855 8000
Fax +1 214 855 8200
nortonrosefulbright.com

Re:	BG Staffing, Inc. – Registration Statement on Form S-3
Ladies and Gentlemen:
At your request, we have examined (i) the Registration Statement on Form S-3 (No. 333-222058) (the “Registration Statement”) of BG Staffing, Inc., a Delaware corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on December 14, 2017 and declared effective on December 21, 2017, and (ii) the related base prospectus, which forms a part of and is included in the Registration Statement, the preliminary prospectus supplement filed with the SEC on May 24, 2018, and the related prospectus supplement filed with the SEC on May 25, 2018 (collectively, the “Prospectus”), in connection with the offer and sale to the public through Roth Capital Partners, LLC and Taglich Brothers, Inc., as representatives of the several underwriters, of 1,293,750 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (including up to 168,750 shares of Common Stock in connection with the over-allotment option specified in the Underwriting Agreement (as defined below)) (collectively, the “Shares”). The Shares will be issued and sold pursuant to the Underwriting Agreement, dated May 25, 2018, entered into among the Company and the underwriters named on Schedule I thereto (the “Underwriting Agreement”).
In connection with this opinion, we have made such investigations of law as we have deemed appropriate and we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Underwriting Agreement, and such other documents, certificates, records, and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon certificates or comparable documents of public officials, and have assumed the factual representations set forth in the foregoing are accurate as of the date hereof.

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BG Staffing, Inc.
May 25, 2018

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance and, upon the payment for and delivery of the Shares in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid, and non-assessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.
The opinions expressed herein are limited to the applicable provisions of the Delaware Constitution, the Delaware General Corporation Law, and the rules and regulations and reported judicial and regulatory determinations thereunder and we express no opinion with respect to the laws of any other state or jurisdiction. We expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
We hereby consent to (i) the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with respect to the offering of the Shares, (ii) the incorporation by reference of this opinion into the Registration Statement, and (iii) to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Respectfully submitted, /s/ Norton Rose Fulbright US LLP
NORTON ROSE FULBRIGHT US LLP

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